Exhibit 5.2

[Letterhead of Conyers Dill & Pearman Limited]

21 November 2018
Matter No.:361646
Doc Ref: 14761063v3
441 299 4918
charles.collis@conyersdill.com
Enstar Group Limited
Windsor Place
3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda

Dear Sirs

Re: Enstar Group Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering to be made pursuant to the base prospectus dated 10 October 2017 (the "Base Prospectus"), as supplemented by the preliminary prospectus supplement dated 14 November 2018 (the “Prospectus Supplement”) and together with the Base Prospectus, the “Prospectus”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on Form S-3 (Registration Number 333-220885) (the "Registration Statement" which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission on 10 October 2017 relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of the Company’s 7.00% Perpetual Non-Cumulative Preference Shares, Series E, $1.00 par value and $25,000 liquidation preference per share (the “Preference Shares” and together with the Depositary Shares, the “Securities”) and deposited by the Company against delivery of depositary receipts (the “Depositary Receipts”).

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

(i)	the Registration Statement;

(ii)	the Base Prospectus;

(iii)	the Prospectus Supplement;

(iv)	the executed Underwriting Agreement (the "Underwriting Agreement") dated 14 November 2018 between the Company and the Underwriters (as defined therein);

(v)
the executed Deposit Agreement (the “Deposit Agreement”) dated 21 November 2018 among the Company as issuer and American Stock Transfer & Trust Company, LLC (the “Depositary”) and the holders from time to time of Depositary Receipts (as such term is defined therein) issued thereunder;

(vi)	the Certificate of Designations relating to the Preferred Shares dated 21 November 2018 (the “Certificate of Designations”),

(vii)	a specimen certificate representing the Preferred Shares (the “Preferred Share Certificate”); and

(viii)	a form of Depositary Receipt representing the Depositary Shares.

The documents listed in items (iv) through (viii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye laws of the Company, each certified by the Assistant Secretary of the Company on 20 November 2018, an extract of minutes of a meeting of its directors held on 7 November 2018 certified by the Secretary of the Company on 20 November 2018 (the “Resolutions”), the notice to the public issued by the Bermuda Monetary Authority dated 1 June 2005 (the "Consent") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that the Company will have sufficient authorised capital to effect the issue of any of the Preferred Shares at the time of issuance, (g) that upon the issue of the Preferred Shares, the Company will receive consideration for the full issue price thereof which shall be equal to the purchase price of 1,000 Depositary Shares in respect of each Preferred Share, (h) that the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, (i) that at the time of issuance of the Preferred Shares, the Bermuda Monetary Authority will not have revoked or amended its Consent, and (j) that on the date of issuance of the Preferred Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Preferred Shares have been duly authorised and, when issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	The Depositary Shares have been duly authorised by the Company.

4.
Upon deposit of the Preferred Shares with the Depositary pursuant to the Deposit Agreement and due execution and delivery by the Company and the Depositary of the Deposit Agreement and the Depositary Receipts in accordance with the Deposit Agreement, the Depositary Shares will entitle the holder thereof to the benefits provided in the Deposit Agreement and the Depositary Receipts.

5.
Upon the due issuance of the Depositary Shares and payment of the consideration relating thereto pursuant to the Underwriting Agreement, the Depositary Shares will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to a the Company’s current Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm under the caption, “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act of 1933, as amended (the "Securities Act") or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited